EXHIBIT 99.1

Chanticleer Holdings to Acquire Hooters Inc.

CHARLOTTE, N.C. – March 11, 2008 — Chanticleer Holdings, Inc. (OTCBB: CEEH.OB), today announced that Chanticleer Holdings, Inc. (“Chanticleer”, the “Company”) has entered into a Stock Purchase Agreement for the purchase of Hooters, Inc., Hooters Management Corporation and their related restaurants (collectively “HI”) from the nine current individual HI shareholders, many of whom will continue to stay involved in the ongoing operation as shareholders of Chanticleer. The transaction is valued at approximately $55.1 million and is anticipated to close on or before July 31, 2008. The final purchase price will be determined after the completion of the 2007 fiscal year audit.

The closing of the transaction is subject to Chanticleer raising the necessary debt and equity financing to complete the acquisition. In addition, Chanticleer will have to convert from its current SEC status as a business development company (“BDC”) to an operating company prior to closing the transaction. Chanticleer has retained an investment banking firm to assist in securing the equity capital necessary to close the proposed transaction.

HI was founded in 1983 and was the creator of the Hooters brand and concept. In 1984, HI licensed Neighborhood Restaurants of America, n/k/a Hooters of America, Inc. (“HOA”), owned by a separate group of shareholders, to be its exclusive licensee in the development and expansion of its restaurant business. In 2001 HI went on to sell the Hooters trademarks and other related proprietary rights to HOA. HI retained and continues to own certain rights including a perpetual irrevocable license agreement with greatly reduced royalties, to operate its restaurants in its retained territories and, most importantly, to acquire franchisees within the Hooters system. These rights will be acquired by Chanticleer as a part of the transaction.

Chanticleer has an existing relationship with HOA through its position as the lead investor in a $5 million, 6% convertible three year promissory note to Robert Brooks, the former Chairman of HOA. This note is secured by and contains conversion options into 2% of Hooters of America outstanding stock. Chanticleer was also granted a right of first refusal and a right to match any equity financing proposed to, or sought by, HOA. Additionally, Chanticleer currently holds an Option Agreement with HOA to open Hooters franchises in the Republic of South Africa which is under active development. The entire Hooters system, consisting of 433 restaurants in 28 countries, is currently celebrating its 25th anniversary with events every 25th of each month and a grand pageant in Miami on July 23, 2008

Chanticleer CEO, Mike Pruitt stated, “HI, as the creator of the Hooters brand and concept, owns and operates 22 restaurants, which comprise the highest average unit gross sales within the Hooters system, and includes locations in and around Tampa, Florida, Chicago, Illinois and Manhattan regions, including the original Hooters restaurant located in Clearwater, Florida. We are thrilled to have the opportunity to buy HI and to have the opportunity to work with the strong management team of HI. These assets will substantially increase our investment in the Hooters brand.”

Other affiliated companies of HI, not involved in this transaction, will continue to hold a number of unique and valuable rights, including a license allowing it to sell retail Hooters food products. Other HI affiliates which are not a part of this transaction include the limited liability companies which license, own and operate the world’s first Hooters Casino Hotel in Las Vegas, Nevada.

According to Neil Kiefer, CEO of HI, “Mr. Pruitt and his team at Chanticleer have the expertise to structure complex transactions that result in strong financial returns. We believe that this transaction with Chanticleer is in the best interest of the long term future for our Hooters restaurants, its outstanding employees and all stockholders, and will maximize the value of the unique rights of HI and Chanticleer.”

Chanticleer is currently a closed-end investment company that invests in value-based opportunities that are typically either privately held or considered small or micro cap publicly traded companies. Chanticleer has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act") and will continue to operate as a BDC until the closing of this transaction.

For more information about Chanticleer Holdings, please visit www.chanticleerholdings.com.

For more information about Hooters Inc. please visit www.originalhooters.com.

For more information about Hooters of America, Inc. please visit www.hooters.com.

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

CONTACT:

For Chanticleer
Chanticleer Holdings, Inc.
Mike Pruitt, CEO
(704) 366-5122

Investor Relations
ZA Consulting, Inc.
(212) 505-5976

For Hooters, Inc.
Neil Kiefer, CEO
(727) 725-2551